Exhibit 10.1
E. Scott Beattie
230 East Rivo Alto Drive
Miami Beach, Florida 33139

Dear Scott:

This letter agreement (this “Amendment”) amends the Amended and Restated Consulting Agreement, by and among you, Revlon, Inc., and Revlon Consumer Products Corporation, dated as of March 11, 2020 (as previously amended and as may be further amended from time to time, the “Consulting Agreement”). Capitalized terms not defined herein shall have the meaning set forth in the Consulting Agreement.

The Consulting Agreement is hereby amended as follows:

1.The first sentence of Section 1(f) the Consulting Agreement shall be deleted in its entirety and amended and restated as follows:

“The "Advisory Period" shall begin on April 1, 2022 (the "Effective Date") and shall continue for 12 months (the " Term"), unless earlier terminated in accordance with Section l(g) of this Agreement.

2.Section 1(c) of the Consulting Agreement shall be deleted in its entirety and amended and restated as follows:

“In consideration of Beattie’s agreement to provide the Advisory Services and his actually providing the Advisory Services as, when and to the extent requested by the CEO, and contingent on approval by the Company’s shareholders of an increase in shares available under the Company’s stock plan (the date of such approval, the “Grant Date”), the Company agrees to pay Beattie during the Advisory Period (and as provided in Section 1(g) if applicable) a fee equal to restricted stock units (“RSUs” and each, an “RSU”) equivalent to USD 250,000 (the “Advisory Services Pay”) as payment for one year of Advisory Services. The RSU amount (“RSU Amount”) received on the Grant Date will be determined by dividing (1) USD 250,000 by (2) the Revlon, Inc. Class A common stock (“Revlon Stock”) closing price on the Grant Date (or the previous trading day if the Grant Date falls on a weekend or holiday when the New York Stock Exchange (“NYSE”) is closed). The RSU Amount will vest in installments on each one-month anniversary of the Effective Date (for example, if the Effective Date is on the 15th, vesting would be on the 15th of each month) (each such date, a “Vesting Date”) as follows: (i) 1/12 of the RSU Amount (rounded to the nearest whole number with one-half being rounded upward) on each Vesting Date during the Term, except that (ii) any remaining RSU Amount shall vest on the final Vesting Date (the “Final Vesting Date”), i.e., the 12-month anniversary of the Effective Date; provided that the first Vesting Date shall be June 2, 2022 on which date 2/12 of the RSU Amount shall become vested representing the first two months of the Term. For purposes of determining the amount, if any, of the True-Up (as defined below), the value of the stock that vests on each applicable Vesting Date will be based on the closing price on such Vesting Date. If such Vesting Date falls on a weekend or holiday when the NYSE is closed, the value will be determined based on the closing price of the previous trading day. Upon the Final Vesting Date, a true-up will be made to ensure Beattie has received Revlon Stock equivalent to the value of USD 250,000 for the annual Advisory Period. If the total value of Revlon Stock received as of the Final Vesting Date is less than USD 250,000, additional RSUs (the “True-Up”) will be granted and vested on a date that is ten trading days after the Final Vesting Date in a number of shares of Revlon Stock equal to the amount of such shortfall divided by the closing price on the Final Vesting Date. To the extent that such True-Up grant would result in a fractional share, such share shall be rounded up to a whole share. As of the Final Vesting Date, if Beattie has received Revlon Stock that exceeds USD 250,000, Beattie would keep any excess Revlon Stock awarded with respect to such annual Advisory Period pursuant to this Agreement. Beattie agrees that any trading or transaction on Revlon Stock pursuant to this Agreement shall be subject to the Company’s then existing policies and procedures, including without limitation the Company’s securities trading policy and procedures, and applicable securities laws.”

3.The second to last paragraph in Section 1 of the Consulting Agreement shall be amended and restated as follows:

“In the event the Advisory Period terminates pursuant to subsection (i) or (ii) of Section 1(g), and subject to Beattie's execution of a Release (as defined below), which Release shall become effective and irrevocable as of the date the Advisory Period is so terminated (such date, the "Release Effective Date"), Beattie shall continue to be entitled to the vesting of his RSUs in accordance with Section 1(c) for a period beginning on the Release Effective Date through the end of any then-effective Term; provided that the first such Vesting Date after he signs the release shall include any RSUs that would have otherwise vested during the period from the Release Effective Date through such first Vesting Date; provided further that in the event that the maximum time Beattie has to sign the Release from the Release Effective Date spans two taxable years, the next Vesting Date shall be the first business day after such maximum time has elapsed, regardless of when Beattie signs the Release. For purposes of this Agreement, the term "Release" shall mean a form of general release in favor of the Company and its affiliates substantially similar to the "General Release" included in the Separation and Release Agreement entered into between the parties on November 2, 2016 (the "Separation Agreement").”

All other terms of the Consulting Agreement will remain in place during the Term unless further amended by written agreement between the parties. This Amendment is governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of law provisions that would require application of the laws of a different jurisdiction, except as otherwise preempted by the laws of the United States.

[Signature Page Follows]

Please indicate your agreement to this Amendment by signing below.

Sincerely,

/s/ Ely Bar-Ness
Ely Bar-Ness
Chief Human Resources Officer

I agree with and accept the terms as set forth above:

/s/ E. Scott Beattie	Date: May 4, 2022
E. Scott Beattie